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                                                                    EXHIBIT 4.16

                                                            AMENDED AND RESTATED
                                             PLEDGE AGREEMENT dated as of June
                                             28, 2000, among LESLIE H. CROSS
                                             ("Cross"), LESLIE H. CROSS &
                                             DEBORAH L. CROSS FAMILY TRUST (the
                                             "Pledgor"; and together with Cross,
                                             collectively, the "Obligors"), and
                                             DONJOY, L.L.C., a Delaware limited
                                             liability company (the "Company").

               The Company and Cross are parties to a Pledge Agreement dated as of June 30, 1999 (the "Existing Pledge Agreement"), whereby Cross pledged to the Company 12,500 Common Units of the Company (the "Initial Pledged Securities") as security for Cross' due and punctual payment and performance of his obligations under the promissory note dated as of June 30, 1999 in the aggregate principal amount of $1,000,000 issued by Cross in favor of the Company in partial payment for the purchase price of the Initial Pledged Securities (the "Initial Note"). Prior to the date hereof, Cross has, with the consent of the Company and one or more of its members, assigned all of his right, title and interest to the Initial Pledged Securities to the Pledgor, whereupon the Pledgor then assumed, on a joint and several basis with Cross, the rights and obligations of Cross as "Payor" under the Initial Note and as "Pledgor" under the Existing Pledge Agreement.

               On the date hereof, the Obligors, with the consent of the Company, have amended and restated the Initial Note (as so amended and restated, and as further amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the "Amended Note") to, among other things, (i) add the accrued and unpaid interest on the Initial Note on the date hereof ($52,705.56) to the unpaid principal amount of the Initial Note on the date hereof ($1,000,000) and (ii) permit the Obligors to elect, on any date on which a payment of interest on the Initial Note is scheduled to be made, to increase the unpaid principal amount of the Initial Note by the amount of such interest in lieu of the payment thereof.

               The Pledgor now proposes to purchase 1,017 Common Units of the Company (the "Additional Pledged Securities"; and together with the Initial Pledged Securities, the "Pledged Securities") from Smith & Nephew Disposal, Inc. ("S&N"), pursuant to a certain Unit Purchase Agreement dated as of the date hereof, among S&N, the Pledgor and certain other members of the Company. In order to fund a portion of the aggregate purchase price being paid by the Pledgor for the Additional Pledged Securities, the Pledgor desires to borrow $88,644.58 (the "Additional Loan") from the Company, against the issuance by the Obligors in favor of the Company of a promissory note dated as of the date hereof in the aggregate principal amount of the Additional Loan (as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the "Additional Note"; and together with the Amended Note, the "Notes").

               As a material inducement to the Company to make the Additional Loan, the Obligors have agreed with the Company to amend and restate the Existing Pledge Agreement to provide for the Pledgor's pledge of the Pledged Securities to the Company as security for the due and punctual payment and performance of the Obligors' obligations under each of the Notes and



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the Existing Pledge Agreement. This Agreement shall amend and restate the
Existing Pledge Agreement in its entirety as and pursuant to this Agreement.

               ACCORDINGLY, in consideration of the foregoing premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        SECTION 1. PLEDGE.

               The Pledgor hereby pledges to the Company, and grants to the Company a security interest in, the Pledged Securities as security for the prompt and complete payment when due of the unpaid principal and of interest on each of the Notes.

        SECTION 2. DELIVERY OF PLEDGED SECURITIES.

               The Obligors confirm that certificates representing the Initial Pledged Securities, together with duly executed forms of assignment sufficient to transfer title thereto to the Company, have previously been delivered to the Company.

               Upon the execution of this Agreement, the Pledgor shall deliver to the Company the certificates representing the Additional Pledged Securities, together with duly executed forms of assignment sufficient to transfer title thereto to the Company.

        SECTION 3. VOTING RIGHTS; CASH DISTRIBUTIONS.

               Notwithstanding anything to the contrary contained herein, during the term of this Agreement until such time as there exists a default in the payment of principal or interest on either Note or any other default under either Note, the Pledgor shall be entitled to all voting rights with respect to the Pledged Securities and shall be entitled to receive all cash distributions paid in respect of the Pledged Securities. Upon the occurrence of and during the continuance of any such default, the Company shall retain all such cash distributions payable on the Pledged Securities as additional security hereunder.

        SECTION 4. STOCK DIVIDENDS; DISTRIBUTIONS ETC.

               If, while this Agreement is in effect, the Pledgor becomes entitled to receive or receives any securities or other property in addition to, in substitution of, or in exchange for any of the Pledged Securities (whether as a distribution in connection with any recapitalization, reorganization or reclassification, distributions or otherwise), the Pledgor shall accept such securities or other property on behalf of and for the benefit of the Company as additional security for the Obligors' obligations under the Notes and shall promptly deliver such additional security to the Company together with duly executed forms of assignment, and such additional security shall be deemed to be part of the Pledged Securities hereunder.



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        SECTION 5. DEFAULT.

               If the Obligors default in the payment of the principal or interest under either Note as it becomes due (whether upon demand, acceleration or otherwise) or any other event of default under either Note occurs and has not been remedied within the 10 day period provided in Section 3(a)(i) of such Note (including the bankruptcy or insolvency of either Obligor) (each such occurrence shall be deemed a "Default"), the Company may exercise any and all of the rights, powers and remedies of an owner of the Pledged Securities (including the right to vote the shares and receive dividends and distributions with respect to such shares) and shall have and may exercise without demand any and all the rights and remedies granted to a secured party upon default under the Uniform Commercial Code of the State of New York or otherwise available to the Company under applicable law. Without limiting the foregoing, if a Default occurs, the Company is authorized to sell, assign and deliver at its discretion, from time to time, all or any part of the Pledged Securities at any private sale or public auction, on not less than ten days written notice to the Obligors, at such price or prices and upon such terms as the Company may deem advisable. Neither Obligor shall have any right to redeem the Pledged Securities after any such sale or assignment. At any such sale or auction, the Company or any other holder of Units of the Company may bid for, and become the purchaser of, the whole or any part of the Pledged Securities offered for sale. In case of any such sale, after deducting the costs, attorneys' fees and other expenses of sale and delivery, the remaining proceeds of such sale shall be applied to the principal of and accrued interest on each Note; provided, however, that after payment in full of the indebtedness evidenced by each Note, the balance of the proceeds of sale then remaining shall be paid to the Pledgor and the Pledgor shall be entitled to the return of any of the Pledged Securities remaining in the hands of the Company. The Obligors shall be liable for any deficiency if the remaining proceeds are insufficient to pay the indebtedness under each Note in full, including the fees of any attorneys employed by the Company to collect such deficiency.

        SECTION 6. COSTS AND ATTORNEYS' FEES.

               All costs and expenses, including reasonable attorneys' fees, incurred in exercising any right, power or remedy conferred by this Agreement or in the enforcement thereof, shall become part of the indebtedness secured hereunder and shall be paid by the Obligors or repaid from the proceeds of the sale of the Pledged Securities hereunder.

        SECTION 7. PAYMENT OF INDEBTEDNESS AND RELEASE OF PLEDGED SECURITIES.

               Upon payment in full of the indebtedness evidenced by each Note, the Company shall surrender the Pledged Securities to the Pledgor together with all forms of assignment.

        SECTION 8. FURTHER ASSURANCES.

               Each Obligor agrees that at any time and from time to time upon the written request of the Company, such Obligor will execute and deliver such further documents and do such further acts and things as the Company may reasonably request in order to effect the purposes of this Agreement.



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        SECTION 9.  SEVERABILITY.

               Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        SECTION 10. NO WAIVER; CUMULATIVE REMEDIES.

               The Company shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Company, and then only to the extent therein set forth. A waiver by the Company of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Company would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of the Company, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

        SECTION 11. WAIVERS, AMENDMENTS; APPLICABLE LAW.

               None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the parties hereto. This Agreement and all obligations of the Obligors hereunder shall together with the rights and remedies of the Company hereunder, inure to the benefit of the Company and its successors and assigns. This Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of New York.

        SECTION 12. ENTIRE AGREEMENT.

               This Agreement amends and restates the Existing Pledge Agreement in its entirety, and this Agreement contains the sole and entire agreement among the Company and the Obligors with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous arrangements or understandings with respect hereto or thereto.

                                   * * * * *


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               IN WITNESS WHEREOF, this Amended and Restated Pledge Agreement has been executed as of the date first above written.


                                            /s/ LESLIE H. CROSS
                                            ------------------------------------
                                            LESLIE H. CROSS


                                            LESLIE H. CROSS & DEBORAH L. CROSS
                                            FAMILY TRUST



                                            By: /s/ LESLIE H. CROSS
                                               ---------------------------------
                                               Name: Leslie H. Cross
                                               Title: Co-Trustee


                                            DONJOY, L.L.C.


                                            By: /s/ CYRIL TALBOT III
                                               ---------------------------------
                                               Name: Cyril Talbot III
                                               Title: V.P. Finance/CFO/Secretary